UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 22, 2007
PROLINK HOLDINGS CORP.
(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

000-25007	65-0656268

(Commission File Number)	(IRS Employer Identification No.)

410 South Benson Lane, Chandler, AZ	85224

(Address of Principal Executive Offices)	(Zip Code)
(480) 961-8800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On June 22, 2007, the Company’s wholly-owned subsidiary, ProLink Solutions, LLC (“PSL”), entered into an Amended and Restated Letter Agreement with FOC Financial Limited Partnership (“FOC”). Steven D. Fisher, one of the Company’s directors, is the General Partner of FOC. Pursuant to the Amended and Restated Letter Agreement, FOC, in its sole discretion, may make advances to PSL from time to time in an amount not to exceed $1,500,000 (the “Amended and Restated Loan”), to be collateralized by golf course management systems sold to golf courses. Advances may be borrowed, repaid, and reborrowed on a revolving basis through June 22, 2009. The Amended and Restated Loan eliminates the requirement that domestic receivables have prior credit approval and allows borrowing on foreign receivables. The Amended and Restated Loan allows draws based upon the fulfillment of the loan conditions, including certification by PSL that it has executed lease documents and has shipped a system to a course. FOC will advance 90% of the base purchase price of a ProLink GPS System less a 1% origination fee based on this documentation. In addition, FOC will advance 100% of any accounts receivable related to a foreign purchaser. If credit approval of a domestic receivable is not received within thirty (30) days of funding then the Company will be required to refund the funded amount. Further, amounts borrowed with respect to foreign receivable are required to be repaid within sixty (60) days. If any system funded pursuant to the Amended and Restated Letter Agreement is rejected or returned, PSL has agreed to provide priority remarketing for that system. The Loan is evidenced by an Amended and Restated Revolving Promissory Note that bears interest at 15% per annum on its outstanding principal balance. No additional warrants were issued in connection with the amendment of the loan but the 10 year warrant to purchase 300,000 shares of the Company’s common stock to FOC at an exercise price of $1.35 per share, which was the market value as of 4 p.m. on June 6, 2007, the date of the original Letter Agreement will remain outstanding.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
On June 22, 2007, the Company entered into an Amended and Restated Letter Agreement with Steven D. Fisher, the materials terms of which are described above under Item 1.01.
ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
On June 22, 2007, the Company announced the appointment of Andrew Batkin as President and Chief Executive Officer of ProLink Media. Mr. Batkin joins the Company from Innovative Media Solutions, LLC, where he was CEO. Prior to starting Innovative Media Solutions, he founded Interactive Marketing, Inc. (“IMI”). IMI became the Interactive Marketing Agency of Record for Yahoo, developing the branding and media plan to build the company into an Internet powerhouse. In addition, Andy, performed similar work for companies like: NBC, Netscape, Lycos, 24/7 Media and created superbowl.com for the NFL. Mr. Batkin also created the People vs. the Pros golf event, which was added to the PGA Tour’s 2007 Challenge Event schedule.

In connection with such appointment, Mr. Batkin shall receive a salary of $210,000 per annum payable bi-weekly. In addition, Mr. Batkin will be eligible to receive a quarterly bonus of 5% of the media division’s net revenue if the division equals or exceeds $2 million, 7.5% if the divisions net revenue equals or exceeds $4 million and 10% once the divisions net revenues equal or exceed $6 million..
In addition, on June 22, 2006, Mr. Wightman was granted an option to purchase 1,000,000 shares of common stock under the 2006 Plan (as defined below) pursuant to a Non-Qualified Stock Option Agreement. Such options have an exercise price of $1.10 per share (the fair market value on the date of grant). 250,000 of such options vest on December 22, 2007 with the remaining vesting in three equal installments on the first three anniversary dates of grant.
He will also be eligible for additional awards of options to purchase 700,000 shares of common stock that vest immediately upon reaching certain revenue milestones.
There are no family relationships among the Company’s directors or executive officers. Information on the compensation arrangement with Andy Batkin is included as an exhibit to this Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 28, 2007	PROLINK HOLDINGS CORP.
/s/ Lawrence D. Bain
Lawrence D. Bain
Chief Executive Officer